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                                                                   EXHIBIT 10.23

                        ADMINISTRATION SERVICES AGREEMENT


         THIS AGREEMENT is made as of the 29th day of July, 1999 (the "Effective Date"), between United Benefit Life Insurance Company ("UBL"), and HealthPlan Services, Inc., a Florida corporation (hereinafter referred to as "HPS"). In consideration of their mutual undertakings contained herein, the parties agree as follows:

                                    Article I
                              Purpose; Definitions

         It is the intention of the parties to provide for the terms under which HPS will provide administrative services for the UBL Coverage. For purposes of this Agreement "UBL Coverage" shall mean any policy or other evidence of insurance coverage of a group or individual by UBL for which HPS has provided services under this Agreement, including any renewal or replacement coverage issued to the group or individual covered thereunder. UBL agrees that as of September 1, 1999, all coverage under the following products shall be deemed to be UBL Coverage administered by HPS hereunder: Community Choice PPO and Indemnity, Fundamental Choice, Select Choice, ERISA, and GHSC, and any successor to these products marketed by UBL. For purposes of this Agreement, capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to them in Exhibit A, which is attached hereto and incorporated herein by reference.

                                   Article II
                             Independent Contractor

         The relationship of HPS to UBL with respect to administrative services is that of an independent contractor. HPS's authority shall be limited to that which is expressly stated in this Agreement, and nothing in this Agreement will be construed as creating any other relationship between the parties.

                                   Article III
                                  Duties of HPS

         Section 3.A.      UBL Coverage Administrative Services

         Beginning on September 1, 1999, HPS agrees to perform the services described below for the UBL Coverage on behalf of UBL, in accordance with guidelines reasonably required by UBL:

               1. HPS shall arrange for the collection and remittance of premiums pursuant to Section 3.C below.
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               2. HPS shall prepare Premium reports and other reports as agreed to between the parties.

               3. HPS shall maintain all records necessary for the proper administration of Premium collection.

               4. HPS shall maintain Enrollee eligibility records, based on information provided by UBL.

               5. HPS shall arrange for and manage vendors that provide third party recovery services and overpayment collection services for the UBL Coverage. HPS shall obtain UBL's consent prior to arranging for any third party to provide recovery services for the UBL Coverage. UBL shall arrange for and manage vendors that provide preferred provider network access, compliance services, utilization review, case management, and other third party services that relate to the UBL Coverage. UBL shall bear all costs relating to the third party services described above in this Section 3.A(5). HPS shall not be obligated to arrange for coverage under the UBL Coverage by any conversion carrier, reinsurer, or other entity. HPS shall pay such third parties other than the Conversion Carrier from the UBL Claims Account. UBL shall pay the Conversion Carrier directly.

               6. HPS shall provide information to each third party vendor and the Conversion Carrier. HPS shall provide such services in accordance with written guidelines of UBL provided to HPS as of the Effective Date. Such guidelines (i) identify each third party vendor and the Conversion Carrier, and (ii) specify the information and payments to be provided to such vendor and/or Conversion Carrier. UBL will provide HPS with sixty (60) calendar days written notice of any change in vendor or Conversion Carrier. UBL will provide HPS with thirty (30) calendar days written notice of any other change in its instructions with respect to HPS's services relating to any vendor or Conversion Carrier, provided those changes in instructions do not require system changes. If system changes are required, then HPS shall have up to sixty (60) calendar days to implement such change. Notwithstanding any of the foregoing or any other provisions of this Agreement, HPS shall have no authority to enter into any contract or agreement in the name of, or on behalf of, UBL, without UBL's advance written consent, which consent shall be deemed to have been given whenever UBL makes a written request to HPS for such third party services.

               7. As reasonably requested by UBL, HPS will provide underwriting services with respect to UBL Coverage, provided that HPS and UBL agree on a timetable and implementation plan with respect to such services. If HPS performs underwriting services, the following provisions shall apply: (a) UBL expressly retains sole authority and sole discretion to establish written underwriting guidelines for approval of applicants for UBL Coverage; (b) UBL shall provide such underwriting guidelines to HPS; (c) HPS shall have authority to implement and apply UBL's underwriting guidelines,

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          but may not modify any term or condition of any Coverage or waive any provision thereof except to the extent required by UBL; (d) HPS shall refer any questions regarding implementation of UBL's underwriting guidelines to UBL; and (e) UBL shall provide designated HPS employees with sufficient training with respect to the UBL underwriting guidelines.

                  8. HPS shall convert UBL information system files as necessary for HPS to perform services hereunder, in accordance with the terms of the Project Plan. UBL shall provide HPS with information and otherwise assist in this transition as required by the Project Plan.

                  9. To the extent that, during the month of September, October, or November 1999, HPS devotes more than nine hundred (900) hours of information system work in any month to perform services under this Agreement, then UBL shall reimburse HPS for HPS's cost to provide such additional services. To the extent that, during the month of December 1999, January 2000, or February 2000, HPS devotes more than three hundred (300) hours of information system work in any month to perform services under this Agreement, then UBL shall reimburse HPS for HPS's cost to provide such additional services. To the extent that, for the months of March, April, and May 2000, or any subsequent consecutive three-month period, HPS devotes more than an aggregate of four hundred fifty (450) hours of information system work to perform services under this Agreement during such three-month period, then UBL shall reimburse HPS for HPS's cost to provide such services. For purposes of calculating the number of hours of information system work for any period: (i) information systems work shall include but not be limited to computer programming, analysis, testing, and implementation time spent to perform services relating to Sections 3.A.6, 3.A.8, 3.B.1(g), 3.B.2, and 7.G of this Agreement; (ii) information systems work shall not include implementing HPS system-wide hardware or software upgrades or repairing hardware or software malfunctions; and (iii) the number of hours for each period shall be measured without reference to the number of hours used in any previous period. If HPS estimates that fulfillment of a UBL request for information system work will result in a fee under this Section 3.A.9, then HPS will notify UBL prior to beginning work on such request, and provide UBL with an estimate of the amount of such fee. HPS also will notify UBL if, during the implementation of a request, HPS determines that the fees for the project will be significantly higher than estimated or that a project for which fees were not anticipated will result in hours in excess of the applicable fee threshold. No estimate by HPS shall limit the amount of fees that UBL will be required to pay hereunder. If UBL does not object to the fee calculation set forth in any HPS estimate, such calculation shall be deemed to be accepted by UBL. The fees set forth in this Section 3.A.9 shall be in addition to any fees set forth in Exhibit C hereto.

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         Section 3.B.      Claims Services

         3.B.1. Claims Adjudication. Except as set forth in Section 12.F below, beginning on September 1, 1999 HPS will be responsible for performing the claims adjudication services set forth below with respect to Contract Claims under the UBL Coverage (and such additional policies as may become included with the UBL Coverage by written agreement of the parties) in accordance with the Project Plan and guidelines reasonably required by UBL.

               (a) HPS shall receive notices of claims.

               (b) HPS shall, at HPS's expense, prepare and distribute Enrollee identification cards in accordance with HPS's standard procedures.

               (c) HPS shall review, calculate, and pro cess claims submitted by Enrollees in accordance with the UBL Coverage and reasonable claims paying standards that are established under state and federal law and industry fair claims practices and procedures and that are included in the claims guidelines approved by UBL.

               (d) HPS shall decline non-covered claims.

               (e) HPS shall issue benefit checks from the UBL Claims Account.

               (f) HPS shall make determinations regarding collection of any overpayments and third party recoveries and arrange for the collection of such overpayments and third party recoveries. UBL shall bear the cost of collection services performed by any third party.

               (g) HPS shall administer cost containment measures as reasonably required by UBL.

               (h) HPS shall refer requests for ERISA review of denied claims to UBL, to the extent required by ERISA.

               (i) HPS shall provide required certificates of creditable coverage in accordance with HIPAA or any amendment or successor thereto.

               (j) HPS shall employ appropriate investigational techniques and tools to detect, redress, and report health care and other claim fraud, in accordance with procedures agreed upon by the parties as of the Effective Date. HPS will proceed with rescissions under UBL guidelines and will notify the insured of any such rescissions.

               (k) HPS shall provide research and resolve aged outstanding checks, including but not limited to making inquiries of claimants.

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         3.B.2.   Reporting to UBL.

               (a) As of the Effective Date, the parties have agreed upon each report, statement, and other information that HPS is required to provide to UBL or other parties hereunder (each a "UBL Communication"), including the content, medium, format, and time frame for delivery of each UBL Communication. Information regarding each UBL Communication agreed to by the parties as of the Effective Date is set forth at Exhibit C hereto. Except as provided below, HPS shall send only one copy of each UBL Communication to one party designated by UBL.

               (b) HPS shall provide UBL and a reinsurer identified by UBL, if any, with the reports set forth on Exhibit C, at a cost and in the timeframe and format set forth on Exhibit C. As reasonably requested by UBL, HPS shall provide UBL with reports in addition to such reports set forth on Exhibit C, provided that UBL and HPS agree on the format for such report, the timetable for providing such report, and the amount to be paid by UBL with respect to such report.

               (c) If HPS submits to UBL report data that fails to meet agreed-upon criteria, then HPS will make every effort to respond to such failure within one (1) Business Day after UBL provides HPS with notice of such failure.

               (d) If UBL changes its required format for the reports that HPS is required to provide hereunder, HPS will exercise reasonable efforts to comply with such changes, provided that UBL provides HPS with at least sixty (60) calendar days notice of such changes and that such changes do not result in unreasonable costs.

               (e) HPS shall conduct quality assurance reviews in accordance with the criteria agreed to by the parties. As reasonably requested by UBL, HPS shall make copies of reports created in connection with quality assurance reviews available to UBL.

         3.B.3.   Handling of Checks.

               (a) HPS shall make payments for claims using checks drawn on the UBL Claims Account. HPS shall designate in writing to UBL the names of those persons authorized to sign such checks and provide sample signatures. HPS shall promptly notify UBL of any changes in the list of persons so designated. HPS also shall notify UBL of the names of those persons responsible for the security of the check stock and the signature plate, if applicable. UBL shall have the right at any time to approve or disapprove persons authorized by HPS to sign checks.

               (b) UBL will be responsible for determining the banking specifications, printing specifications, and instrument number of checks. Check printing and testing will be the responsibility of HPS. However, subject to the approval of UBL, HPS may

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          arrange to have the checks printed by another check printing vendor, at the expense of UBL. All checks, regardless of vendor, shall be tested and approved by UBL.

               (c) HPS shall employ security procedures which meet with the reasonable approval of UBL with respect to the handling of checks and drafts. HPS shall immediately report to UBL any loss or destruction of checks or any unauthorized use of checks.

         3.B.4. Run-In Claims. Beginning on September 1, 1999, HPS shall provide the services set forth in Sections 3.B.1.(c) through (m), Section 3.B.2, and
Section 3.B.3 of this Agreement with respect to the Run-In Claims, in accordance with the terms of the Project Plan. For purposes of this Agreement, "Run-In Claim" shall mean a claim received by UBL or another third party with respect to the UBL Coverage prior to September 1, 1999. UBL may, but is not required to, forward to HPS any Run-In Claims received by UBL between August 2 and August 31, 1999. Prior to September 1, 1999, HPS will begin data entry and imaging services with respect to such Run-In Claims, as appropriate, but will have no obligation to perform any claims adjudication services or other services with respect to any Run-In Claims prior to September 1, 1999.

         Section 3.C. Premium Collection and Remittance

         3.C.1. Premium Billing. On behalf of UBL, beginning September 1, 1999 HPS shall bill each Covered Group for Premium amounts owed by such Covered Group to UBL, in accordance with guidelines reasonably required by UBL. "Premium" shall mean any amount that UBL charges any Covered Group for UBL Coverage. "Premium" shall not include any fee that HPS charges a Covered Group, Enrollee, or Covered Life, which fee shall be stated as a separate charge on any billing, nor any association fee or other fee charged by UBL or its endorsing association, which HPS shall bill as a separate charge.

         3.C.2. Premium Deposit. HPS shall direct each Covered Group to remit each Premium payment to an account (the "HPS Account") at an institution chosen by HPS (such institution hereinafter referred to as the "HPS Bank"). HPS shall instruct the HPS Bank to remit such amount immediately to an account identified and maintained by UBL at the HPS Bank (such UBL account referred to as the "Deposit Account"). Notwithstanding the foregoing, if there is a breach of this Agreement by UBL as to which HPS has provided written notice to UBL and which, after thirty (30) calendar days from such notice has not been cured by UBL, and which breach has resulted in additional funds being owed to HPS or in HPS giving UBL notice of termination pursuant to Section 12.B hereof, then HPS may offset the amount transferred to UBL by the amount that UBL owes to HPS. UBL shall be responsible for establishing and maintaining the Deposit Account. UBL shall be responsible for all fees associated with the Deposit Account. UBL shall promptly notify HPS of any Premium amounts that UBL receives other than through the HPS Account. UBL shall forward to HPS all initial premium checks and other Premium amounts that are received by UBL or any other third party on or after August 25, 1999, regardless of the Coverage Period for which such Premium was received.

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         3.C.3. Administrator Access. UBL shall ensure that HPS has on-line access to information regarding the Deposit Account as necessary for HPS to perform services hereunder and otherwise as reasonably requested by HPS. UBL shall also ensure that HPS has authority to transfer funds owed to HPS from the Deposit Account to an account of HPS's choice. Notwithstanding the foregoing, if there is a breach of this Agreement by HPS as to which UBL has provided written notice to HPS and which, after thirty (30) calendar days from such notice has not been cured by HPS, and which breach has resulted in UBL giving HPS notice of termination pursuant to Section 12.B hereof, then UBL may offset the amount that HPS is entitled to transfer by the amount that UBL owes to HPS hereunder.

         3.C.4. Remittance. On or after the seventh (7th) calendar day of each month, HPS shall provide UBL with a preliminary report setting forth the following amounts, based on information available at that time: (i) the Gross Premium received during the previous month; (ii) the Administration Fee due to HPS with respect to such Gross Premium; and (iii) the Run-In Claims fees, New Case fees, and other amounts that UBL owes to HPS pursuant to this Agreement. On the day that HPS transfers such preliminary report to UBL, HPS may implement a transfer from the Deposit Account to an Administrator account of amounts due and owing to HPS as set forth in the preliminary report.

         3.C.5. Premium Reconciliation. On or before the thirty-first calendar day after the close of each month (or, if such day falls on a day other than a Business Day, then on the first Business Day thereafter), HPS shall deliver to UBL a reconciliation report (the "Reconciliation Report"), which Reconciliation Report shall set forth the following amounts, based on Premium received in the HPS Account during such month:

               (i)   the Gross Premium;

               (ii)  the Administration Fee with respect to such Premium; and

               (iii) the Run-In Claims fees, New Case Fees, and other amounts that UBL owes to HPS pursuant to this Agreement.

         To the extent that the amount of funds owing to HPS with respect to such month as set forth on the Reconciliation Report differs from the amount that HPS transferred from the Deposit Account with respect to such month pursuant to Section 3.C.4 above, then HPS shall reconcile such discrepancy by either transferring funds to the Deposit Account or transferring funds from the Deposit Account to an HPS account, as applicable. HPS shall adjust the amounts that it transfers from the Deposit Account in any month as necessary to reflect adjustments to reconciliations for previous months. Notwithstanding any other provision of this Section 3.C.5, for September and October 1999, HPS shall provide the Reconciliation Report to UBL as soon as reasonably possible, and in all events within sixty (60) calendar days after the close of the applicable month, but shall not be required to provide such Reconciliation Report within the time periods set forth in this Section 3.C.5.

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         3.C.6. Premium Reports. HPS shall maintain records of cash receipts and disbursements relating to the UBL Coverage as required by laws and regulations applicable to third party administrators.

         Section 3.D. Participation Documents. UBL shall prepare, at its own cost, the text of all Participation Documents. HPS shall arrange for preparation of the design and layout of the Participation Documents, at UBL's expense. HPS shall arrange for the printing of each Participation Document, provided that:
(i) UBL reimburses HPS for the cost of such printing; and (ii) at least twenty-five (25) Business Days before the first date on which HPS is required to begin distribution of such Participation Document, UBL delivers to HPS the copy for such Document. HPS shall distribute Participation Documents in accordance with a schedule agreed upon by the parties as of the Effective Date. UBL shall reimburse HPS for postage and other costs of such distribution.

         Section 3.E. Insurance.

         3.E.1. Fidelity. It shall be the duty of HPS to maintain fidelity coverage, including bonding of its employees, in an amount of at least Five Million Dollars ($5,000,000).

         3.E.2. Errors and Omissions. HPS also shall maintain an errors and omissions liability policy in an amount of at least Five Million Dollars ($5,000,000) to cover any loss arising as a result of any real or alleged negligence on the part of HPS, its agents, or its employees in any aspect of the performance of HPS's duties under this Agreement.

         3.E.3. Evidence of Coverage. As reasonably requested by UBL, HPS shall cause the issuer(s) of the fidelity and errors and omissions coverage described in this Section 3.E to deliver to UBL a certificate or certificates evidencing such coverage. The policies evidencing such coverage shall provide at least thirty (30) calendar days written notice prior to the cancellation of, or any material change in, such coverage. If the coverage is canceled, substitute coverage shall be obtained and shall be effective prior to the effective date of cancellation. HPS shall, within thirty (30) days of September 1, 1999, provide the issuer(s) of such coverage, and any issuer(s) of substitute coverage, a letter notifying the issuer(s) UBL is one of the companies to which HPS provides services.

         Section 3.F. Legal Proceedings; Regulatory Communications. If HPS receives any notice of the commencement of any legal proceeding involving any Covered Group or Enrollee or any communication from any Insurance Department or other administrative agency or any other person identifying a complaint by a UBL insured (including an Enrollee's initiation of a grievance procedure or an appeal from any managed care decision) or calling a hearing involving any UBL insuring practice, HPS shall immediately advise UBL of the proceeding. HPS at its own expense shall immediately thereafter forward any correspondence or necessary files requested by UBL for determination of appropriate handling. If UBL receives any notice of the commencement of any legal proceeding involving HPS, or UBL receives any communication from any Insurance Department or other administrative agency or any other person identifying a complaint against HPS or calling a hearing involving HPS, UBL shall


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immediately advise HPS of the proceeding. UBL at its own expense shall immediately thereafter forward any copies of necessary correspondence or files in its possession to HPS.

         Section 3.G. Books and Records. Except as set forth in Section 6.B of this Agreement, HPS shall maintain at its principal administrative office, in original form or on electronic media, adequate books and records of all claim records for UBL Coverage and other transactions among UBL, HPS, Covered Groups, and Enrollees, for a period of seven (7) years, or such longer or shorter period required under applicable law. Such books and records shall be maintained in accordance with prudent standards of insurance record-keeping. All books and records pertaining to such transactions shall be maintained by UBL at its offices in like fashion.

         Section 3.H. Complaint Letters. It is the intent of the parties that insurance department complaints will be directed to UBL. When insurance department complaints are inappropriately received by HPS, HPS shall forward such to UBL.

         UBL will then expeditiously transmit all insurance department complaints received with respect to HPS services to the appropriate HPS department. That department will be responsible for logging complaints, forming a response, and sending the response to the applicable department of insurance, with a copy to UBL. UBL shall provide HPS with guidelines regarding responding to Department of Insurance complaints, including information regarding coverage terms and legal requirements as necessary for HPS to respond properly to complaints.

         HPS's timely response to the insurance department complaints within the initially stated time period is essential to UBL. Accordingly, it is agreed that the Department of Insurance complaints received by HPS under this agreement shall be responded to by HPS within the time period stated in the complaint, provided that UBL has forwarded them to HPS in a timely fashion.

         Section 3.I. Customer Service. HPS shall provide customer service to the UBL policyholders with respect to services provided by HPS pursuant to this Agreement. Customer service shall include responding to inquiries and complaints from Covered Groups and health care providers regarding benefit determinations, explanation of benefits statements, subrogation, appeals, and any other matter related to the UBL Coverage other than matters referred to in Sections 3.F or 3.H above.

         Section 3.J. Services Not Performed by HPS. HPS shall perform the services set forth below in this Section 3.J with respect to customer service inquiries and department of insurance complaints relating to services performed by a party other than HPS. An HPS associate shall receive all incoming telephone calls and correspondence and shall determine if he or she has immediate on-line access to information necessary to respond to the inquiry or complaint without any research. If the representative does have such access, he or she will respond to the inquiry at that time. If he or she does not have immediate access to information to answer the inquiry or complaint without any additional research, the representative will

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refer the inquiry to UBL, in accordance with procedures reasonably requested by
UBL. UBL will research such referred inquiry or complaint, and shall provide a written or oral response as UBL deems appropriate. If, after review of such matter, UBL determines that it is necessary to perform a claims payment, claims adjustment, or claims system function with respect to a claims record that is available on HPS's system, and UBL transmits to HPS reasonable instructions with respect to that function, in a format reasonably requested by HPS, then HPS will perform the claims function at a rate of Seven Dollars ($7.00) per claim.

         Section 3.K. Compliance with Law. HPS shall advise UBL in writing of any contact with any regulatory authority that is other than routine or with respect to which UBL may reasonably be expected to have an interest. HPS shall resolve any doubts in favor of notifying UBL.

         Section 3.L. Third Party Administrator Regulations. In the conduct of its business and in the performance of its obligations under this Agreement, HPS shall comply with all statutes, ordinances, rules, and regulations of any and all federal, state, and municipal regulatory authorities that are applicable to third party administrators. If required by state law, HPS shall hold a certificate of registration as a third party administrator (or such other licenses, permits, or registrations required for the performance of HPS's duties and obligations hereunder) from the Department of Insurance or other regulatory body having jurisdiction and post any bond required by any such regulatory body. HPS may perform some of its obligations hereunder through its subsidiary Group Benefit Administrators Insurance Agency, Inc., or other affiliates.

                                   Article IV
                             Standard of Performance

         HPS represents to UBL that it is experienced in the field of group insurance administration. HPS and UBL shall work together to achieve the Performance Goals set forth in Exhibit D. In the event that HPS does not achieve the Performance Standards set forth in Exhibit D, then HPS shall be subject to penalties to the extent set forth in such Exhibit D.

                                    Article V
                           Restriction on Performance

         Section 5.A. Patient Confidentiality. Each party shall ensure that the collection, review, and disposition of all Enrollee records by its employees, agents, and representatives shall be undertaken with due regard for rights of privacy and in accordance with all applicable patient confidentiality laws.

         Section 5.B. Subcontracting. HPS may subcontract any of its administrative functions, duties, or responsibilities under this Agreement; provided, however, that HPS shall not, without UBL's written consent, subcontract the performance of any services hereunder

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requiring direct Enrollee contact, except to a corporate affiliate of HPS. HPS shall remain liable for the performance of any service subcontracted hereunder.

         Section 5.C. Marketing. There will be no marketing or issuance of UBL Coverage in states in which UBL is not licensed or does not have policy form approval.

                                   Article VI
                             Audit and Access Rights

         Section 6.A. Audit. To the extent required by law or deemed necessary or prudent in its complete discretion, UBL shall conduct on-site audits of the books and accounts of HPS relating to all transactions subject to this Agreement. Upon reasonable prior written notice, UBL shall have the right to conduct periodic audits of UBL Coverage administration, including procedures relating to check controls and check stock, at the offices of HPS. UBL shall have the right of access to HPS's premises at any time during normal business hours of any Business Day for such purpose. HPS shall exercise best efforts to cooperate to the fullest extent in any such audits. If UBL chooses to conduct an audit at its own offices, HPS shall, upon request, ship all necessary records (or complete and accurate copies thereof) to the designated UBL office. UBL shall reimburse HPS for all copying and other costs associated with any such copying and shipment of records.

         Section 6.B. Access to Records. At all times during the term of this Agreement and following its termination for any reason, UBL shall have access to all records of UBL Coverage for so long as maintained by HPS pursuant to Sections 3.G above. UBL shall, at its own expense, be entitled to obtain copies of any and all such records at any time during the term of this Agreement. Upon termination of this Agreement, as reasonably required by UBL and at UBL expense, HPS shall transfer all records relating to UBL Coverage to UBL or a party designated by UBL, within a reasonable time after termination. HPS may retain at its discretion copies of all or a portion of such records, subject to the terms of this Agreement, and shall have continuing access to such records to fulfill obligations to insured parties, claimants, and UBL. Upon the reasonable request of UBL, and at UBL's expense, HPS shall destroy all or part of the records, except to the extent prohibited by applicable law.

                                   Article VII
                                  Duties of UBL

         Section 7.A. Administrative Support. UBL will provide the following support in connection with the UBL Coverage:

                  1. UBL will take all steps necessary to establish and maintain in good standing its status as a licensed insurer. UBL will advise HPS in writing of all limitations under federal, state, or local authorities on its authority to underwrite insurance business.

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                  2. UBL will prepare and file statutory statements required by state regulatory authorities.

                  3. UBL shall prepare and file all tax returns required under state or federal law and shall pay all premium, income, and any other applicable taxes imposed on UBL based on UBL's receipt of revenues from the UBL Coverage.

                  4. UBL shall provide HPS with ninety (90) calendar days advance written notice of any change in new business rates and ninety
         (90) calendar days advance notice of any rate changes for UBL Coverage. Such notices will specify the percentage change in both instances.

                  5. UBL shall develop standard policy and certificate forms for UBL Coverage for issuance by UBL. UBL shall file such UBL Coverage provisions and other materials with appropriate regulatory authorities.

                  6. UBL shall review the appropriateness of participation by UBL in state-sponsored reinsurance pools. If UBL elects to participate in a state-sponsored reinsurance pool, UBL shall coordinate UBL's participation. HPS shall assist in preparation of participation applications, identifying candidates for inclusion in such pools, and submitting claims to such pools, subject to UBL's approval. HPS shall monitor the status of any claim submitted to any such reinsurance pool and provide UBL with reports of such status, as reasonably required by UBL.

         Section 7.B. Conflict. If there is a conflict between any guidelines or instructions provided by UBL and this Agreement, the terms of this Agreement shall control.

         Section 7.C. Compliance with Law; Liability. In the conduct of its business and the performance of its obligations under this Agreement, UBL warrants and represents to HPS that it is in compliance with, and shall continue to comply with, all applicable law (including but not limited to all state law requirements that UBL be authorized and approved to conduct its business and to issue the UBL Coverage). Except to the extent that HPS is obligated to perform services under this Agreement, UBL shall be solely liable for all aspects of the design and administration of the UBL Coverage, including but not limited to (i) agent appointment (including all fees associated therewith), (ii) underwriting criteria, (iii) the disposition of Premium amounts prior to final coverage determinations, (iv) the rights or obligations of Covered Groups, Covered Lives, or Enrollees, (v) the scope of benefits under the UBL Coverage, (vi) Premium rates, (vii) the content of participation documents, group contracts, and certificates, (viii) claims adjudication determinations, including determinations regarding whether health care services provided to an Enrollee are covered under the applicable UBL Coverage, (ix) utilization review and case management criteria, (x) compliance with applicable law related to the UBL Coverage, (xi) the procedures applicable to potentially fraudulent or improper billing practices, and (xii) determinations with respect to participation in state reinsurance pools. UBL shall provide HPS with written guidelines setting forth procedures applicable to these matters. HPS may presume that its reasonable interpretation of UBL's claims payment and other guidelines is acceptable to

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

UBL and in conformance with UBL guidelines unless notice to the contrary is received from UBL. Any such notice with respect to a change in the interpretation of UBL guidelines or practices shall apply to HPS only on a prospective basis, in accordance with the provisions of Section 7.G.

         Section 7.D. Claim Correspondence. UBL will send to HPS copies of all claim correspondence that shall be necessary for HPS to perform its obligations under this Agreement, and which has been received by UBL.

         Section 7.E. Notices and Correspondence. UBL will promptly, on days on which UBL is open for business, forward to HPS all notices of claims and other relevant correspondence from Covered Groups and Enrollees that UBL may receive during the term of this Agreement.

         Section 7.F Information. UBL shall provide HPS with the claims information, guidelines, and other information as set forth in the Project Plan or as otherwise reasonably required by HPS, in a format reasonably requested by HPS, in the timeframe set forth in the Project Plan, if applicable, or otherwise as reasonably required by HPS. Such information shall include but not be limited to electronic claims history for all Run-In Claims and other information that HPS needs to perform services with respect to such Run-In Claims, in an electronic format reasonably requested by HPS. During the term of this Agreement, UBL shall provide HPS with enrollment and other information needed by HPS to perform services hereunder, in a format and in a timeframe reasonably requested by HPS.

         Section 7.G. Notice of Changes. In addition to its other notice obligations pursuant to this Agreement, UBL shall provide HPS with written notice of any changes to UBL polices, procedures, guidelines, benefits, or forms applicable to HPS's performance of services hereunder, at least sixty (60) calendar days prior to the date on which UBL requires HPS to implement such change. To the extent that another provision of this Agreement requires a longer notice period for any such change, then such other provision shall apply.

                                  Article VIII
                                  Compensation

         Section 8.A. Service Fee. As compensation to HPS for the services that HPS provides pursuant to this Agreement, and in addition to the other amounts to be paid by UBL to HPS hereunder, UBL shall pay HPS the compensation set forth in Exhibit B attached hereto. HPS may transfer such compensation, as well as other amounts owed to HPS, from the Deposit Account to an account of HPS pursuant to
Section 3.C above.

         Section 8.B. Expenses. Except as otherwise provided herein, HPS's office and operational expenses are its sole responsibility.

                                   Article IX
                                 Indemnification

         Section 9.A. Negligence; Misconduct. Except as provided in this Article IX, HPS agrees to indemnify and hold UBL harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorneys fees, which result from any negligence, criminal, fraudulent, or willful misconduct in carrying out its responsibilities in accordance with the standards set forth in this Agreement, or which result from any action which exceeds its authority under this Agreement. Notwithstanding any other provision in this Agreement, HPS shall not be liable to indemnify or hold UBL harmless for medical claims incurred by UBL due to any errors relating to underwriting activities (to the extent that HPS and UBL agree that HPS will provide such activities under Section 3.A.7 above) or claims processing activities.

         UBL agrees to indemnify and hold HPS harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorneys fees, which result from any negligence, criminal, fraudulent, or willful misconduct in carrying out its responsibilities in accordance with the standards set forth in this Agreement, or which result from any action which exceeds its authority under this Agreement.

         Section 9.B. Actions In Accordance with Guidelines. UBL will indemnify HPS against any and all loss, damage, liability, judgment, awards and expense, including court costs and attorneys fees resulting from any act of any officer, employee, representative, or agent of HPS which is performed reasonably in accordance with the instructions, manuals, or guidelines of UBL and which is performed in good faith and without negligence or willful misconduct.

         Section 9.C. Lawsuit. In the event that HPS is named as a defendant in a suit arising out of the administration of any UBL Coverage, UBL agrees to defend and hold harmless HPS from the judgment, the costs, and defense expenses of such litigation, provided that HPS was acting reasonably in accordance with the provisions of this Agreement or the instructions manuals or guidelines of UBL and in good faith without negligence or willful misconduct.

                                    Article X
                               Use of Information

         Any confidential information, including but not limited to data, business information, technical information, legal information, specifications, forms, computer programs and documentation, written, oral or otherwise ("Information") owned and furnished by either party ("Furnishing Party") to the other party hereunder or in contemplation hereof shall remain the property of the Furnishing Party. All copies of such Information in written, graphic, or other tangible form, including computer systems, discs and tapes, shall be returned to the Furnishing Party upon request at any time during or after the term of this Agreement. Notwithstanding the foregoing, "Information" shall not include information that (i) was previously known to be free of any obligation to keep it confidential, (ii) has been or is subsequently made public, or (iii) is required by law to be disclosed by a party. Any Information received by a party shall be kept confidential by the party furnished such Information, and shall be used only to carry out obligations under this Agreement or upon such terms as may be agreed upon in writing by the Furnishing Party. The party furnished such Information shall use best efforts to ensure that its employees, agents, and representatives comply with the terms of this Article X. Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Article X by any party and that, in addition to other remedies, each party shall be entitled to specific performance and injunctive or other equitable relief for any such breach. Each party agrees to be responsible for any breach of this
Article X by any of its employees, agents, or representatives.

                                   Article XI
                                   Amendments

         Section 11.A. Written Instrument. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing that is signed on behalf of both parties.

         Section 11.B. Changes in Law. If any applicable law requires the parties to amend this Agreement, then the parties shall negotiate in good faith to amend this Agreement in order to comply with such applicable law. If the parties cannot reach agreement with respect to an amendment of this Agreement pursuant to this Article XI, then either Party may terminate this Agreement pursuant to Section 12.D below.

                                   Article XII
                                   Termination

         Section 12.A. Term and Termination. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as set forth herein, shall: (i) continue in effect until August 31, 2002; and (ii) thereafter shall be renewed automatically for successive one-year terms.

         Section 12.B. Termination for Breach. Should either party become aware of a material breach of this Agreement by the other party, the non-breaching party must notify the breaching party of the breach and provide thirty (30) calendar days to correct such breach. This Agreement shall terminate at the close of such thirty-day period unless the breach is cured at that time. Notwithstanding the foregoing, if the breaching party made a reasonable effort to cure such breach during such initial thirty-day period, the breaching party shall have an additional thirty-day period to correct the breach. Termination shall take effect on the last day of the additional thirty-day period if the breach is not corrected on or before that date.

         Section 12.C. Termination Without Cause. Either party may terminate this Agreement for any reason as of the end of the initial term on August 31, 2002, or any one-year renewal term, by providing twelve (12) months' prior written notice to the other party; provided, however, that no such notice shall be given prior to August 31, 2001, and no such termination shall take effect before August 31, 2002. Notwithstanding the foregoing, however, either party may terminate this Agreement at any time upon a Change of Control of the other party by providing twelve (12) months prior written notice to the other party, which notice may not be delivered prior to the effective date of a Change of Control.

         Section 12.D. Termination Upon Failure to Agree. If the parties are unable to reach agreement with respect to a matter covered by Section 11.B, then either party may terminate this Agreement upon thirty (30) calendar days notice to the other party, unless the parties reach agreement with respect to such amendment or such matter within the thirty-day notice period.

         Section 12.E. Suspension of Underwriting Authority. To the extent required by applicable law, UBL shall have the right to suspend the underwriting authority of HPS. UBL must fulfill any lawful obligations with respect to policies affected by this Agreement, regardless of any dispute between UBL and HPS.

         Section 12.F. Post Termination. After the effective date of termination of this Agreement, HPS shall have no obligation to provide any claims processing or other services under this Agreement; provided, however, that in the event that the number of unprocessed Contract Claims in HPS's possession as of the effective date of termination exceeds the Minimum Contract Amount, then HPS shall process such excess Contract Claims in accordance with this Agreement at no charge to UBL. At the time that HPS has reduced the number of unprocessed Contract Claims to the Minimum Contract Amount, it shall forward such Contract Claims to a location specified by UBL; provided, however, that upon a written request by UBL submitted prior to the effective date of termination of this Agreement, HPS shall process the Minimum Contract Amount of Contract Claims, at a rate of Seven Dollars ($7.00) per claim. Notwithstanding the foregoing, beginning as of September 1, 2002, such Seven Dollar ($7.00) rate shall be increased annually to reflect any increases in the Consumer Price Index (or successor index) after the Effective Date. For purposes of this Agreement, the "Minimum Contract Amount" shall be an amount calculated based on the Annualized Premium as of the effective date of termination, as follows:

               Annualized Premium Minimum
                  At Termination                  Contract Amount
                  --------------                  ---------------

               Less than $45 million                   10,000

               At least $45 million but
                 less than $135 million                20,000

               $135 million or more                    30,000

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

Notwithstanding any other provision of this Agreement, for purposes of this
Section 12.F, Annualized Premium shall be calculated without regard to any adjustment to the Gross Premium amount under Section C of Exhibit B.

         Section 12.G. Termination Fee. Upon termination of this Agreement prior to August 1, 2002 for any reason, including but not limited to termination by UBL for cause pursuant to Section 12.B or termination upon failure to agree pursuant to Section 12.D, UBL shall pay HPS a termination fee as follows: (i) if termination is effective on or before August 31, 2000, the fee shall be $800,000; (ii) if termination is effective after August 31, 2000 but on or before August 31, 2001, the fee shall be $600,000; and (iii) if termination is effective after August 31, 2001 but prior to August 31, 2002, the fee shall be $300,000. UBL shall pay this fee within ten (10) calendar days after the effective date of termination. UBL's obligation to pay this fee is unconditional. No termination fee shall be payable for termination that is effective on or after August 31, 2002. Notwithstanding the provisions of Section 3.C of this Agreement or any other provision hereof, HPS may offset any amount that HPS owes to UBL under this Agreement by any termination fee owed to HPS under this Section 12.G.

                                  Article XIII
                                  Miscellaneous

         Section 13.A. Notice. Any notice which may or must be sent hereunder
(i) shall be in writing, (ii) shall be given to the party to whom it is addressed to the attention of the person set forth below, at the address set forth below, or to such other person or address as the party may specify for that purpose by notice to the other party given pursuant to this Section 13.A, and (iii) shall be sent by messenger, by a nationally recognized overnight delivery service, by certified or registered U.S. Mail, or by facsimile:

         (a)      If to HPS:
                           HealthPlan Services, Inc.
                           Attention: Chief Counsel

                  If Delivered By Hand:
                           3501 Frontage Road
                           Tampa, Florida  33607

                  If Delivered By U.S. Mail:
                           P.O. Box 30098
                           Tampa, Florida 33630-3098

                  If Delivered By Fax:
                           813/287-6629
                           Telephone Number:  813/289-1000

         (b)      If to UBL:

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

                           United Benefit Life Insurance Company
                           Attention: General Counsel

                  If Delivered By Hand:
                           17800 Royalton Road
                           Strongsville, Ohio 44136

                  If Delivered By United States Mail:
                           17800 Royalton Road
                           Strongsville, Ohio 44136

                  If Delivered By Fax:
                           440/572-4500
                           Telephone Number: 440/572-2400

Each notice, demand, or other document that is delivered in the manner described above shall be deemed to sufficiently delivered, given, served, sent, provided, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, delivery receipt, affidavit of messenger or, with respect to a facsimile transmission, the answerback being conclusive, but not exclusive, evidence of such delivery), or at such time as delivery is refused upon presentation.

         Section 13.B. Governing Law. This Agreement shall be governed and interpreted by the laws of the State of Florida.

         Section 13.C. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and supersedes all prior agreements on said subject matter.

         Section 13.D. Survival. The applicable provisions of Sections 3.F, 3.G, and 5.A; Articles VI, IX, X, and XII, and this Article XIII of this Agreement shall survive termination hereof for any reason.

         Section 13.E. Ownership of Materials. Any computer software produced by HPS in connection with the performance of its services hereunder shall be the sole property of HPS and shall remain the property of HPS following the termination of this Agreement and all software created by HPS prior to this Agreement shall remain its property. All materials and records furnished by UBL to HPS related to UBL Coverage are to be and remain the sole property of UBL and shall be returned by HPS after termination or expiration of this Agreement, subject to the terms of Article VI hereof. All compilations, analyses, materials, and records furnished by HPS to UBL in connection with the UBL Coverage are to be and remain the sole property of UBL.

         Section 13.F. Use of Name; Advertising Materials. Neither party shall use any written or oral advertising or other communication that bears the other party's name, or any other name used by the other party to identify any services it provides, including but not limited to any registered trademark or service mark of the other party, without the other party's prior written consent. Such consent shall be deemed to be given if the party from whom consent is requested does not respond to such request within two (2) Business Days. To the extent required by law, HPS shall keep a file of all advertisements used by HPS in the performance of its obligations hereunder.

         Section 13.G. Severability. In the event that any court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any applicable law, such provision or requirement shall be enforced only to the extent it is not in violation of such law or is not otherwise unenforceable, and all other provisions and requirements of this Agreement shall remain in full force and effect.

         Section 13.H. Third Party Beneficiaries. This Agreement shall not, and is not intended to, confer upon any party, other than the parties hereto and their successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

         Section 13.I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 13.J. Exhibits; Entire Agreement. All exhibits attached to or referenced in this Agreement are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement. This Agreement constitutes the entire agreement and merges and supersedes all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. This Agreement shall not be altered or amended except by an instrument in writing executed by the authorized representatives of the parties.

         Section 13.K. Headings. The captions and headings as set forth in this Agreement are included for purposes of convenient reference only and shall not affect the construction or interpretation of this Agreement.

         Section 13.L. Non-Waiver. No action or failure to act by any party hereto shall constitute a waiver of any right or duty afforded under this Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach hereunder, except as may be specifically agreed in writing.

         Section 13.M. Arbitration. Any dispute under this Agreement shall be settled by binding arbitration held in Tampa, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and shall be decided by one neutral arbitrator to be mutually agreed upon by the parties. The decision of the arbitrator shall be final, binding and nonappealable with respect to all parties.

         Section 13.N. Year 2000 Compliance. HPS represents that it: (i) has installed claims processing software that its vendor has represented to be Year 2000 compliant; and (ii) has performed reasonable tests to ensure that such software is Year 2000 compliant. HPS makes no representation or warranty regarding the Year 2000 readiness of third parties, including provider networks and other vendors, and HPS shall not be liable for any costs arising from any third party's failure to be Year 2000 compliant or to timely inform HPS of any change in such third party's data interface.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate to be effective as of the Effective Date.

UNITED BENEFIT LIFE INSURANCE               HEALTHPLAN SERVICES, INC.
  COMPANY


By:      /s/ Steven Puck              By:      /s/Jeffery W. Bak
     ------------------------              -------------------------



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